As filed with the Securities and Exchange Commission on March 29, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Lyell Immunopharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	83-1300510
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

201 Haskins Way

South San Francisco, California 94080

(650) 695-0677

(Address of principal executive offices, including zip code)

Lyell Immunopharma, Inc. 2021 Equity Incentive Plan

Lyell Immunopharma, Inc. 2021 Employee Stock Purchase Plan

(Full titles of the plans)

Elizabeth Homans

Chief Executive Officer

Lyell Immunopharma, Inc.

201 Haskins Way

South San Francisco, California 94080

(650) 695-0677

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Dave Peinsipp Chadwick Mills Cooley LLP 3 Embarcadero Center, 20th Floor San Francisco, CA 94111 (415) 693-2000	Elizabeth Homans Chief Executive Officer Lyell Immunopharma, Inc. 201 Haskins Way South San Francisco, California 94080 (650) 695-0677

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

REGISTRATION OF ADDITIONAL SHARES

Pursuant to General Instruction E of Form S-8, Lyell Immunopharma, Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) for the purpose of registering (i) 12,266,917 additional shares of its Common Stock under the 2021 Equity Incentive Plan (the “2021 Plan”), pursuant to the provisions of the 2021 Plan providing for an automatic increase in the number of shares of Common Stock reserved and available for issuance under the 2021 Plan on January 1, 2022, and (ii) 2,453,383 additional shares of its Common Stock under the 2021 Employee Stock Purchase Plan (the “2021 ESPP,” together with the 2021 Plan, the “Plans”), pursuant to the provisions of the 2021 ESPP providing for an automatic increase in the number of shares of Common Stock reserved and available for issuance under the 2021 ESPP on January 1, 2022. In accordance with the instructional note to Part I of Form S-8 as promulgated by the Commission, the information specified by Part I of the Form S-8 has been omitted from this Registration Statement.

The Registrant previously registered shares of its Common Stock for issuance under the Plans on a Registration Statement on Form S-8 filed with the Commission on June 21, 2021 (File No. 333-257249). Pursuant to General Instruction E to Form S-8, this Registration Statement hereby incorporates by reference the contents of the Registration Statements referenced above except as set forth below.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on March 29, 2022.

(b) The description of the Registrant’s Common Stock which is contained in the Registrant’s Registration Statement on Form 8-A filed on June 14, 2021 (File No. 001-40502) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

(c) All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant’s amended and restated certificate of incorporation permits indemnification of the Registrant’s directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and the Registrant’s amended and restated bylaws provide that the Registrant will indemnify its directors and executive officers and permit the Registrant to indemnify its other officers, employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.

The Registrant has entered into indemnification agreements with its directors and officers, whereby it has agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Registrant. At present, there is no pending litigation or proceeding involving a director or officer of the Registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation of the Registrant	S-8	333-257249	4.1	June 21, 2021

4.2	Amended and Restated Bylaws of the Registrant	S-8	333-257249	4.2	June 21, 2021

4.5	Form of common stock certificate of the Registrant.	S-1/A	333-256470	4.1	June 9, 2021

5.1*	Opinion of Cooley LLP.

23.1*	Consent of Cooley LLP (included in Exhibit 5.1).

23.2*	Consent of Independent Registered Public Accounting Firm

24.1*	Power of Attorney (included on the signature page of this registration statement).

99.1	Lyell Immunopharma, Inc. 2021 Equity Incentive Plan.	S-8	333-257249	99.3	June 21, 2021

99.2	Forms of Stock Option Grant Notice, Stock Option Agreement and Notice of Exercise under the Lyell Immunopharma, Inc. 2021 Equity Incentive Plan.	S-1/A	333-256470	10.4	June 9, 2021

99.3	Form of Restricted Stock Unit Grant Notice and Award Agreement under the Lyell Immunopharma, Inc. 2021 Equity Incentive Plan.	S-1/A	333-256470	10.5	June 9, 2021

99.4	Lyell Immunopharma, Inc. 2021 Employee Stock Purchase Plan.	S-8	333-257249	99.6	June 21, 2021

107*	Filing Fee Table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on March 29, 2022.

LYELL IMMUNOPHARMA, INC.

By:	/s/ Elizabeth Homans
Elizabeth Homans
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Elizabeth Homans, Charles Newton and Heather Turner, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in their name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Elizabeth Homans Elizabeth Homans	Chief Executive Officer and Director (Principal Executive Officer)	March 29, 2022

/s/ Charles Newton Charles Newton	Chief Financial Officer (Principal Financial and Accounting Officer)	March 29, 2022

/s/ Richard D. Klausner Richard D. Klausner, M.D.	Board Chair	March 29, 2022

/s/ Hans Bishop Hans Bishop	Director	March 29, 2022

/s/ Otis Brawley Otis Brawley, M.D.	Director	March 29, 2022

/s/ Catherine Friedman Catherine Friedman	Director	March 29, 2022

/s/ Elizabeth Nabel Elizabeth Nabel, M.D.	Director	March 29, 2022

/s/ Robert Nelsen Robert Nelsen	Director	March 29, 2022

/s/ William Rieflin William Rieflin	Director	March 29, 2022

/s/ Lynn Seely Lynn Seely, M.D.	Director	March 29, 2022